UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 14, 2008 (January 8, 2008)

ALLIED HEALTHCARE INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-11570 (Commission File Number)	13-3098275 (IRS Employer Identification Number)

245 Park Avenue, New York, New York 10167 (Address of Principal Executive Offices)

(212) 750-0064
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) On January 14, 2008, Allied Healthcare International Inc. (the “Company”) announced that Sarah L. Eames will step down as the Interim Chief Executive Officer and Deputy Chairman of the Board of Directors of the Company, effective as of such date. Ms. Eames will continue to serve as the Executive Vice President of the Company until April 16, 2008, when her existing employment agreement with the Company terminates, but will provide transition services to the Company through April 16, 2009. Ms. Eames will also continue as a member of the Board of Directors of the Company.

(c) and (d) Effective January 14, 2008, the Company appointed Alexander (Sandy) Young, age 53, as Chief Executive Officer of the Company and as a member of the Board of Directors of the Company.

Employment History

Mr. Young has been the managing director of electronic security at Chubb Electronic Security (“Chubb”), a subsidiary of United Technology Corporation, since 2004. At Chubb, Mr. Young ran the electronic security division, which provides electronic security services, intruder systems, swipe systems, call center monitoring of alarms and fast response units. Prior to working at Chubb, Mr. Young worked for 27 years at Rentokil Initial, UK, a U.K.-based conglomerate, and its predecessors, rising from branch management to regional manager director for Northern Europe.

Employment Agreements

The Company and Mr. Young have entered into an Executive Service Agreement (the “Executive Service Agreement”), dated December 22, 2007, but executed by the Company on January 8, 2008, pursuant to which, effective as of January 14, 2008, Mr. Young will serve as the Chief Executive Officer of the Company at a salary of £210,000 per annum (approximately $411,000 at current exchange rates), subject to annual review by the Compensation Committee of the Board of Directors of the Company, and as a director of the Company. The Executive Service Agreement provides that it shall continue until terminated by either party giving the other party no less than 12 month’s prior written notice. In addition, the Executive Service Agreement automatically terminates on Mr. Young’s 65th birthday.

In the Executive Service Agreement, the Company agreed to make a payment equal to 15% of his annual salary towards Mr. Young’s U.K.-based private pension fund, to provide him with a car allowance of £12,000 per annum and to grant him an option to purchase 200,000 shares of the Company’s common stock. The option will be granted no later than February 12, 2008 and will have an exercise price no less than the fair market value of the Company’s common stock on the date of grant.

The Executive Service Agreement also provides that Mr. Young will be granted an individual long-term incentive award, the potential maximum value of which (when aggregated with the actual or, if still unexercised, expected value of the option to purchase 200,000 shares of the Company’s common stock) will be £3 million by the fourth anniversary of the commencement of his services with the Company. The long-term incentive award will be settled in cash or shares of the Company’s common stock, or a combination thereof, at the discretion of the Board of Directors of the Company and shall be subject to Mr. Young’s continued service with the Company and to such vesting and performance conditions as are determined by the Compensation Committee.

Except as described in the previous paragraph, there is no transaction or series of transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction or series of transactions, to which the Company or any of it subsidiaries was or is to be a participant in which the amount involved exceeded or is expected to exceed $120,000 and in which Mr. Young or any member of his immediate family had or will have a direct or indirect material interest.

(e) Pursuant to the provisions of her employment agreement with the Company, Ms. Eames’ employment with the Company terminates on April 16, 2008. However, the employment agreement provides for automatic renewals for successive periods of one year each unless the employment agreement is terminated by either the Company or Ms. Eames on at least 90 days’ prior written notice. On January 8, 2008, the Company sent to Ms. Eames notification that it was terminating her employment agreement with the Company effective April 16, 2008.

On January 14, 2008, the Company entered into a Transitional Services Agreement (the “Transitional Services Agreement”) with Ms. Eames pursuant to which Ms. Eames agreed, for a period of one year beginning on April 17, 2008, to provide transition services to the Chief Executive Officer of the Company and any other persons designated by the Company’s Chief Executive Officer of the Company, not to exceed more than three days in any calendar month. The nature of the transition services to be provided by Ms. Eames will be determined by the Chief Executive Officer of the Company or his designee. As compensation for providing such transition services, Ms. Eames will be paid $100,000 by the Company in accordance with the following schedule: $25,000 will be paid on each of August 1, 2008, November 1, 2008, February 1, 2009 and May 1, 2009.

Pursuant to the Transitional Services Agreement, the Company also agreed to grant Ms. Eames an option to purchase 50,000 shares of the Company’s common stock. The option will be issued on the second business day following the release of the Company’s earnings for its first fiscal quarter and will have an exercise price equal to the closing price of the Company’s common stock on the date of grant.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

10.1 Executive Service Agreement, dated December 22, 2007, between Allied Healthcare International Inc. and Alexander Young, but executed by Allied Healthcare International Inc. on January 8, 2008.

10.2 Transitional Services Agreement, dated January 14, 2008, between Allied Healthcare International Inc. and Sarah L. Eames.

99.1 Press release, dated January 14, 2008, of Allied Healthcare International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2008

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Marvet Abbassi
Name: Marvet Abbassi
Title: Financial Controller